FOR IMMEDIATE RELEASE

KRISPY KREME ELECTS TIM E. BENTSEN TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C., December 16, 2014 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that Tim E. Bentsen has joined the Company’s Board of Directors. Mr. Bentsen also was appointed to the Company’s Audit Committee.

Mr. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for financial, technology, and other public companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia, an independent member of the Board of Trustees of Ridgeworth Funds, a mutual fund complex, and a member of the board of directors of Synovus Financial Corp. (NYSE: SNV).

“We are extremely pleased to have Tim Bentsen join our board,” commented James H. Morgan, Executive Chairman of Krispy Kreme. “Tim brings a wealth of audit and accounting expertise to our board. His corporate governance and risk management experience coupled with his financial acumen will complement and enhance our board, and we are looking forward to his contributions in the years ahead.”

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 925 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

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Krispy Kreme Contacts:

Media:	Investor Relations:

Lafeea Watson	Anita K. Booe
(336) 726-8878	(336) 703-6902
lwatson@krispykreme.com	abooe@krispykreme.com